Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: communications@corcept.com www.corcept.com

Corcept Resubmits New Drug Application for Relacorilant

as a Treatment for Patients with Cushing’s Syndrome

REDWOOD CITY, Calif., (June 17, 2026) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today announced it has resubmitted its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for relacorilant as a treatment for patients with Cushing’s syndrome.

As requested by the FDA, the resubmission includes additional analyses of data included in the original NDA submission. Corcept expects the resubmission to receive a six-month review.

“We are pleased to return relacorilant’s NDA to the review process and look forward to working with the Agency to advance relacorilant toward approval as a treatment for patients with Cushing’s syndrome,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer. “Relacorilant has the potential to benefit many patients and it’s important we make it available as quickly as possible. We appreciate the FDA’s ongoing engagement with our application.”

Corcept’s resubmission is based on positive data from its pivotal GRACE trial, the double-blind, placebo-controlled Phase III GRADIENT trial, relacorilant’s long-term extension study and earlier-stage development data. Corcept believes that these data show that relacorilant provides meaningful, durable improvements in the signs and symptoms of Cushing’s syndrome, without causing some of the serious adverse events associated with currently approved medications – termination of pregnancy, hypokalemia, endometrial hypertrophy, vaginal bleeding, adrenal insufficiency and QT prolongation.

About Hypercortisolism (Cushing’s Syndrome)

Hypercortisolism, also known as Cushing’s syndrome, is caused by excessive activity of the hormone cortisol. Symptoms vary, but most patients experience one or more of the following manifestations: hypertension, central obesity, elevated blood sugar and difficult-to-control type 2 diabetes, severe fatigue and weak muscles. Irritability, anxiety, depression and cognitive disturbances are common. Hypercortisolism can affect every organ system and can be fatal if not treated effectively. Cardiovascular events are the most common cause of death among patients with hypercortisolism. Recent research shows that endogenous hypercortisolism is more prevalent than previously believed.

About Relacorilant

Relacorilant, an oral therapy, is a selective glucocorticoid receptor (GR) antagonist that modulates cortisol activity by binding to the GR but not to the body’s other hormone receptors. Relacorilant is proprietary to Corcept and is protected by composition of matter, method of use and other patents. It has been designated an orphan drug by the FDA and the European Commission (EC) for the treatment of hypercortisolism and by the EC for the treatment of ovarian cancer. Under the brand name Lifyorli™, relacorilant was approved in combination with nab-paclitaxel for adults with platinum-resistant ovarian cancer by the FDA in 2026. Corcept has submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for relacorilant to treat patients with platinum-resistant ovarian cancer.

About Corcept Therapeutics

For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with Cushing’s syndrome, solid tumors, ALS and liver disease. In 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with endogenous Cushing’s syndrome, and in 2026, the company introduced Lifyorli™, approved in combination with nab-paclitaxel, the first FDA-approved selective glucocorticoid receptor antagonist for adults with platinum-resistant ovarian cancer. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.

In this press release, forward-looking statements include statements concerning: Corcept’s resubmission of its NDA to the FDA for relacorilant as a treatment for patients with Cushing’s syndrome; Corcept’s expectation that this resubmission will receive a six-month review; Corcept’s intent to work with the FDA to advance relacorilant toward approval as a treatment for patients with Cushing’s syndrome; relacorilant’s potential to benefit many patients; and Corcept’s belief regarding the importance of making relacorilant available as quickly as possible.

A further description of risks and uncertainties can be found in our SEC filings, which are available at our website and the SEC’s website. These risks and uncertainties include, but are not limited to, those related to: our ability to operate our business; our efforts to study and develop Korlym, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes; regulatory approvals, mandates, oversight and other requirements imposed on our products or our business by laws, regulations or discretion of government authorities; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.